Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made to be effective as of the ___ day of July, 2010, by and between 617 7th STREET ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and CYBERDEFENDER CORPORATION, a California corporation (“Tenant”).

Recitals

A.        Landlord and Tenant entered into that certain Lease dated October 19, 2007, as amended by that certain First Amendment to Lease dated January 30, 2009 and that certain Second Amendment to Lease dated September 30, 2009 (as amended, the “Lease”), covering certain space consisting of approximately 15,876 square feet of net rentable area on the tenth (10th) floor of the Building (the “Current Premises”) located at 617 West 7th Street, Los Angeles, California (the “Building”).

B.         Tenant desires to expand the Premises under the Lease to include the entire rentable area of the third (3rd) floor of the Building consisting of approximately 15,876 square feet of net rentable area as more particularly described on Exhibit A attached hereto (the “Third Floor Premises”).

C.        Unless otherwise expressly provided herein, capitalized terms used herein shall have the meanings as designated in the Lease.

Agreement:

In consideration of the mutual covenants and agreements contained herein and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.         Expansion of Premises and Use of Third Floor Premises.  As of the later of August 1, 2010 or the date by which the Third Floor Improvements (as defined in the “Third Floor Work Letter” attached hereto as Exhibit C) are substantially completed (the “Third Floor Effective Date”), the Premises shall be expanded to include the Third Floor Premises in addition to the Current Premises.  The period commencing on the Third Floor Effective Date and continuing through the remainder of the Lease Term under the Lease (i.e., March 31, 2020), as the same may be extended, shall be referred to herein as the “Third Floor Expansion Period”. The Third Floor Effective Date is anticipated to occur on August 1, 2010 subject to Section 2 of this Third Amendment.  As of the Third Floor Effective Date, all references in the Lease (and, where the context so requires, in this Third Amendment) to the “Premises” shall be deemed to include the Third Floor Premises and the Current Premises.  The Third Floor Premises shall be included as part of the Premises, for all purposes, as of the Third Floor Effective Date upon and subject to all of the terms, covenants and conditions of the Lease (as amended hereby), and Tenant’s obligation to make rental payments under the Lease with respect to the Third Floor Premises, as set forth below, shall commence upon the Third Floor Effective Date.  After the expansion of the Premises to include the Third Floor Premises as more fully set forth in this

Third Amendment, the Premises will be deemed to consist of 31,752 square feet of net rentable area.

Within ten (10) days of request by Landlord, Tenant shall acknowledge the actual Third Floor Effective Date by executing a Third Floor Effective Date Memorandum in the form attached hereto as Exhibit B.  For purposes of this Section 1, the Third Floor Improvements shall be deemed to be “substantially completed” on the date that the Third Floor Improvements have been substantially completed other than for any details of construction, mechanical adjustment or any other similar, non-material matter the non-completion of which does not materially interfere with Tenant’s use of the Third Floor Premises.  In the event of any Tenant Delay (as defined in the Third Floor Work Letter), the date by which the Third Floor Improvements are substantially completed for purposes of this Section 1 shall be deemed to be the date the Third Floor Improvements would have been substantially completed absent any Tenant Delay.

The “Permitted Use” for the Third Floor Premises only shall be general office and sales call center use and such ancillary uses related thereto to the extent permitted under applicable Laws and consistent with the uses of a first class office building.

2.         Third Floor Delivery.  If Landlord fails to deliver possession of the Third Floor Premises to Tenant on or before the anticipated Third Floor Effective Date (i.e., August 1, 2010) for any reason whatsoever, the Lease and this Third Amendment shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.  Except for Landlord’s construction of the Third Floor Improvements pursuant to Exhibit C in a good and workmanlike manner, Tenant shall accept possession of the Third Floor Premises in their current “as-is” condition.

3.         Construction of Improvements.  Subject to latent defects in the Building mechanical systems and structure, Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the Third Floor Premises (except for the Third Floor Improvements and as otherwise expressly set forth in the Third Floor Work Letter and Exhibit C-1 thereto) or to provide any tenant improvement allowance to Tenant in connection therewith.  Without limiting the generality of the foregoing, the Work Letter attached to the Lease as Exhibit E and the New Premises Work Letter attached to the Second Amendment to Lease as Exhibit C shall not apply with respect to the Third Floor Premises.

4.         Amendment to Exhibit A.  To reflect the addition of the Third Floor Premises to the Premises, as of the Third Floor Effective Date and continuing throughout the remainder of the Lease Term (as the same may be extended), Exhibit A to the Lease shall be amended to also include Exhibit A to this Third Amendment.

5.         Base Monthly Rent – Third Floor Premises.  Commencing on the Third Floor Effective Date hereof and continuing each month throughout the remainder of the Lease Term, in addition to the Base Monthly Rent under the Lease with respect to the Current Premises, Tenant shall pay Base Monthly Rent under the Lease with respect to the Third Floor Premises in accordance with Section 3 of the Lease as follows:

Months	Base Monthly Rent
Third Floor Effective Date – Month 12 of the Third Floor Expansion Period *	$35,059.50
Month 13 – 24 of the Third Floor Expansion Period	$36,111.29
Month 25 – 36 of the Third Floor Expansion Period	$37,194.62
Month 37 – 48 of the Third Floor Expansion Period	$38,310.46
Month 49 – 60 of the Third Floor Expansion Period	$39,459.78
Month 61 – 72 of the Third Floor Expansion Period	$40,643.57
Month 73 – 84 of the Third Floor Expansion Period	$41,862.88
Month 85 – 96 of the Third Floor Expansion Period	$43,118.76
Month 97 – 108 of the Third Floor Expansion Period	$44,412.33
Month 109 – March 31, 2020	$45,744.70

*Notwithstanding the foregoing, and on the express condition that no default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) occurs under the Lease, Tenant shall be entitled to an abatement of Base Monthly Rent with respect to the Third Floor Premises only for Months 1 through 6 of the Third Floor Expansion Period and, if and only if Tenant does not exercise the Termination Option (as defined in Section 9 below), Months 62 and 72, such that the effective Base Monthly Rent with respect to the Third Floor Premises for such months shall be Zero Dollars ($0.00).  Notwithstanding such concession of Base Monthly Rent, Landlord and Tenant agree that Tenant’s obligation to pay Base Monthly Rent for the Third Floor Premises shall continue throughout the Third Floor Expansion Period, and in the event that a default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) occurs under the Lease prior to Month 55 of the Third Floor Expansion Period, then all Base Monthly Rent for the Third Floor Premises not collected by Landlord during the Third Floor Expansion Period due to the foregoing Base Monthly Rent abatement shall, as of the date of Tenant’s default, become immediately due and payable with interest on such sums at the lesser of 15% per annum or the maximum rate permitted by law from the date such Rent was originally due to the date of payment.  If (a) no such default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) shall occur prior to Month 55 of the Third Floor Expansion Period and (b) a default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) shall occur on or after Month 55 of the Third Floor Expansion Period, then the unamortized portion of such Base Monthly Rent for the Third Floor Premises not collected by Landlord during the Third Floor Expansion Period due to the foregoing Base Monthly Rent abatement shall, as of the date of Tenant’s default, become immediately due and payable with interest on such sums at the lesser of 15% per annum or the maximum rate permitted by law from the date such Rent was originally due to the date of payment.  For purposes of the preceding sentence, such amortization period shall commence at the beginning of Month 55 of the Third Floor Expansion Period and shall end at the end of Month 108 of the Third Floor Expansion Period (the “Third Floor Amortization Period”), and the amount of Base Monthly Rent for the Third Floor Premises not collected by Landlord during the Third Floor Expansion Period due to the foregoing Base Monthly Rent abatement (with interest thereon) as of Month 55 of the Third Floor Expansion Period shall be amortized over the

Amortization Period on a straight-line basis (using interest thereon at the lesser of 15% per annum or the maximum rate permitted by law).  Landlord’s right, as described herein, to collect Base Monthly Rent previously abated during the Third Floor Expansion Period shall be independent of and in addition to Landlord’s other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.  Without limiting the foregoing, Landlord shall have the right to “buy back” from Tenant its right to the abated Base Monthly Rent with respect to Month 62 (exercisable at anytime prior to Month 62) and Month 72 (exercisable at anytime prior to Month 72) of the Third Floor Expansion Period on a net present value basis using a discount rate of nine percent (9%) per annum.  If Landlord so purchases Tenant’s right to the abated Base Monthly Rent with respect to Months 62 and/or 72 of the Third Floor Expansion Period, then Tenant shall no longer be entitled to the applicable Base Monthly Rent abatement.

6.         Additional Rent – Third Floor Premises; Modification of Tenant’s Share.  Commencing on the Third Floor Effective Date and continuing throughout the remainder of the Lease Term (as the same may be extended), Landlord shall determine and Tenant will pay Tenant’s Share of Expense Increases with respect to the Third Floor Premises in accordance with the terms and provisions of Article 4 of the Lease except that the Base Year as set forth in Section Q of the Summary of Basic Lease Terms shall be adjusted to reflect a Base Year of calendar year 2010.  In connection therewith, effective as of the Third Floor Effective Date, Tenant’s Share as set forth in Section F of the Summary of Basic Lease Terms shall be increased to 16.51% in total (calculated by dividing 31,752 into 192,323).  Except as amended hereby, all rental, including, without limitation, Base Monthly Rent and Tenant’s Share of Expense Increases, shall be payable in accordance with the terms and provisions of the Lease.

7.         Additional Cash Security Deposit.

A.        Contemporaneously with the execution of this Third Amendment, Tenant shall pay to Landlord the amount of $158,760.00 as an additional security deposit (the “Third Floor Security Deposit”), which Third Floor Security Deposit will be deemed part of the Security Deposit held by Landlord pursuant to the terms of the Lease and shall be subject to all of the terms and conditions of the Lease including, without limitation, Article 6 of the Lease, as pertains to the Security Deposit.  Landlord and Tenant acknowledge and agree that Landlord is currently holding a cash Security Deposit in the amount of $87,608.00 (the “Tenth Floor Security Deposit”), and that with the addition of the Third Floor Security Deposit, Landlord will be holding a total of $246,368.00 as a cash Security Deposit under the Lease (the “Cash Security Deposit”) in addition to the Letter of Credit (as defined in the Second Amendment to Lease).  The phrase “which remaining amount is anticipated to equal $45,745.12” in the last sentence of Section 10.A of the Second Amendment to Lease shall be deleted; provided, however, the same shall not affect the potential reduction of the Tenth Floor Security Deposit as set forth in Section 10.A of the Second Amendment to Lease.

B.         Commencing on the first year anniversary of the Third Floor Effective Date and on each anniversary of the Third Floor Effective Date thereafter until and including the seventh (7th) anniversary thereof, Tenant may reduce the amount of the Third Floor Security Deposit by $16,145.14, provided that no Event of Tenant’s Default has occurred under the Lease and no default under the Lease then exists.

8.     Right of First Offer.

A.        If Tenant is not and has not been in default of any term or provision of this Lease, has not exercised the Termination Option and has not assigned this Lease or sublet in the aggregate more than twenty-five percent (25%) of the Premises or agreed to do so in the future, commencing on the date this Third Amendment is fully executed by Tenant and Landlord, Tenant shall have a right of first offer (the “Right of First Offer”) to lease all rentable space contiguous to the Premises on the second (2nd) and fourth (4th) floors of the Building (the “ROFO Space Area”) pursuant to the terms of this Section 8.  For purposes hereof, (i) if the Premises does not then contain any portion of the second (2nd) floor of the Building, then the entire rentable area of the second (2nd) floor shall be considered “contiguous” to the Premises (so long as the Premises then contains the entire rentable space located on the third (3rd) floor of the Building), and (ii) if the Premises does not then contain any portion of the fourth (4th) floor of the Building, then the entire rentable area of the fourth (4th) floor shall be considered “contiguous” to the Premises (so long as the Premises then contains the entire rentable space located on the third (3rd) floor of the Building).  For purposes hereof, (a) if the Premises does then contain any portion of the second (2nd) floor of the Building, then only the portions of the second (2nd) floor of the Building that are actually contiguous to the portions of the Premises then located on the second (2nd) floor shall be considered “contiguous” to the Premises, and (b) if the Premises does then contain any portion of the fourth (4th) floor of the Building, then only the portions of the fourth (4th) floor of the Building that are actually contiguous to the portions of the Premises then located on the fourth (4th) floor shall be considered “contiguous” to the Premises.  The Right of First Offer of Tenant contained herein shall be subject and subordinate to any rights of refusal, offer, renewal, expansion or extension or any other similar preferential rights  existing under any other tenant leases for the Building as of the date of this Lease.  Tenant shall have no such Right of First Offer if the existing tenant of the applicable ROFO Space (defined below) is interested in extending or renewing its lease for such ROFO Space or entering into a new lease for the same.

B.         Landlord shall give Tenant written notice of the availability for leasing of all or any portion of the ROFO Space Area (the “Offer Notice”) as and when such ROFO Space Area becomes “available for leasing”, specifying the material terms on which Landlord proposes to lease to Tenant the ROFO Space Area or applicable portion thereof (a “ROFO Space”) and shall offer to Tenant the opportunity to lease such ROFO Space on the terms specified on the Offer Notice.  The notice shall set out the Base Monthly Rent, tenant improvement allowance (if any) and other terms and conditions upon which Landlord would at that time offer to other possible tenants of the ROFO Space.  As to any of the ROFO Space Area which is currently subject to an existing lease, such ROFO Space shall be deemed to become “available for leasing” when such existing lease expires or on such earlier date that Landlord elects to begin to market and offer such ROFO Space to other prospective tenants.  As to any of the ROFO Space Area which is not now subject to an existing lease, such ROFO Space shall be deemed to become available for leasing when Landlord elects to begin to market and offer such ROFO Space to other prospective tenants.

C.        Tenant shall have ten (10) business days after the date of giving of the Offer Notice in which to accept such offer by written notice to Landlord.  Upon such acceptance by Tenant, the applicable ROFO Space shall be leased to Tenant on the terms set forth in the Offer Notice and on the additional terms and provisions set forth in this Lease (except to the extent inconsistent with the terms set forth in the Offer Notice), and the parties shall promptly (and in all events within ten (10) business days after delivery of Tenant’s acceptance) execute a lease amendment or other written agreement containing the terms of the Offer Notice and containing or incorporating all other terms and provisions of the Lease not inconsistent with the terms of said Offer Notice, except as the parties may otherwise mutually agree; provided, however, that the failure of the parties to execute such a lease amendment or other agreement shall not impair the validity or the legally binding nature of Tenant’s leasing of the ROFO Space pursuant to its acceptance of the offer set forth in the Offer Notice, and Tenant’s written acceptance of such offer shall be sufficient to cause the parties to be mutually bound by Tenant’s leasing of such ROFO Space on the terms set forth in the Offer Notice and on the additional terms and provisions set forth in the Lease (except to the extent inconsistent with the terms set forth in the Offer Notice).  The term with respect to the ROFO Space shall begin on the date the ROFO Space becomes available for occupancy by Tenant (which shall include completion of improvements to be performed by Landlord, if any, as specified in the Offer Notice) (the “ROFO Commencement Date”) and shall be for the term set forth in the Offer Notice (or where no such term is specified in the Offer Notice, the term with respect to the ROFO Space shall end upon the expiration or earlier termination of the Lease Term (including all extensions thereof)).  Tenant shall accept the ROFO Space in its “AS IS” condition, and Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the ROFO Space or to provide any tenant improvement allowance to Tenant (except for any tenant improvement allowance, if any, expressly set forth in the Offer Notice, and except as otherwise expressly set forth in the Offer Notice).  Without limiting the generality of the foregoing, the Termination Option shall not apply with respect to the ROFO Space except as otherwise expressly set forth in the Offer Notice.

D.        If Tenant does not accept Landlord’s offer within the allotted time, the Right of First Offer with respect to such ROFO Space shall become null and void and of no force or effect, and Landlord shall be free to lease such ROFO Space to any other party on any terms.

9.         Amended Right to Terminate.  Section 13 of the Second Amendment to Lease shall be deleted in its entirety and replaced with the following:

“           13.       Option to Terminate.  Tenant shall have the one-time option to terminate this Lease (the “Termination Option”) with respect to the portions of the Premises located on the third (3rd) floor and the tenth (10th) floor (i.e., only the Current Premises and the Third Floor Premises) (the Termination Premises”), with such termination to occur effective March 31, 2016 (the “Termination Date”), provided Tenant gives Landlord written notice of its election to so terminate no later than June 30, 2015 and provided Tenant is not in default under the Lease at the time of the giving of such notice.  On the date Tenant delivers written notice to Landlord of its election to terminate this Lease with respect to the Termination Premises only, Tenant shall pay Landlord an amount equal to Four Hundred Seventy-One Thousand Four Hundred Seventy-

Five Dollars ($471,475.00) (the “Termination Fee”).  The remaining Tenth Floor Security Deposit (as defined in the Third Amendment to Lease) shall be applied towards the Termination Fee.  As of the Termination Date: (1) all Base Monthly Rent, Additional Rent and other sums payable by Tenant under the Lease with respect to the Termination Premises shall be paid through and apportioned as of the Termination Date; (2) neither party shall have any rights, liabilities or obligations under the Lease with respect to the Termination Premises for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of the Lease; and (3) Tenant shall surrender the Termination Premises in the condition required under the Lease.  Tenant’s option to terminate as set forth in this Section is personal to the Tenant named herein..”

10.       Temporary Space.

A.        Tenant currently occupies on a temporary basis Suite 401 (consisting of approximately 4,742 square feet of net rentable area located on the fourth floor of the Building) and Suite 404 (consisting of approximately 2,395 square feet of net rentable area located on the fourth floor of the Building) and desires to occupy on a temporary basis Suite 605 (consisting of approximately 2,168 square feet of net rentable area located on the sixth floor of the Building) (collectively, the “Temporary Space”).  Tenant shall have the right to continue to lease, on a temporary basis, the Temporary Space on the terms and conditions contained herein.  The term of such lease (the “Temporary Space Term”) shall be deemed to have commenced on February 1, 2010 with respect to Suites 401 and 404 and on the date this Third Amendment is fully executed by Landlord and Tenant with respect to Suite 605 and shall continue until the date which is ten (10) days after the Third Floor Effective Date (the “Temporary Space Expiration Date”) or the earlier termination of the Lease. Tenant agrees and acknowledges that it is currently in possession of Suite 401 and Suite 404 and agrees to accept the entire Temporary Space in its current “as is” condition, and Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the Temporary Space.

B.         Tenant shall use the Temporary Space solely for the Permitted Use under the Lease, and for no other purposes whatsoever.  Subject to the foregoing limitation on use, during the Temporary Space Term, the Temporary Space will be deemed a portion of the “Premises” for all purposes under the Lease, including, without limitation, Tenant’s insurance and indemnity obligations under the Lease; provided, however, that no Base Monthly Rent or Common Operating Expenses with respect to the Temporary Space shall be due and payable during the Temporary Space Term.  On or before the Temporary Space Expiration Date or the earlier termination of the Lease, Tenant shall vacate the Temporary Space and surrender the same to Landlord, broom clean and otherwise in the same condition in which Tenant took occupancy thereof, ordinary wear and tear excepted.  Without limiting the generality of the foregoing, Landlord shall have the right to require that Tenant remove all data cabling and wiring installed by Tenant in the Temporary Space and all improvements and alterations constructed by Tenant in the Temporary Space (if any) on or prior to the Temporary Space Expiration Date or the earlier termination of the Lease, and repair any damage caused by such removal.  In the event that Tenant fails to vacate the Temporary Space on or before the Temporary Space Expiration

Date or the earlier termination of the Lease, Tenant shall be deemed a tenant at sufferance and Landlord shall have all rights and remedies under the Lease (including, without limitation, Section 19.4 of the Lease) and all rights and remedies under law or at equity, including the right to file suit under California law for possession of the Temporary Space, and to recover damages incurred by Landlord as a result of such holding over by Tenant.  The 150% holdover amount set forth in Section 19.4 of the Lease shall be applied against an annual Base Monthly Rental rate of $26.50 per square foot of net rentable area.  No holdover by Tenant or payment by Tenant after the expiration of the Temporary Space Term or the earlier termination of the Lease shall be construed to extend the Temporary Space Term or prevent Landlord from immediate recovery of possession of the Temporary Space by summary proceedings or otherwise.  If Landlord is unable to deliver possession of the Temporary Space to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover, such failure shall constitute a event of default hereunder, and Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.

11.       Signage.  Subject to Section 19.1 of the Lease, Tenant shall have the right to install at its sole cost a Building standard exterior plaque denoting the name of Tenant at a location determined by Landlord next to the Building entrance (on either the right or left side thereof as determined by Landlord).  Such plaque shall not exceed the size of the exterior plaque denoting “The Chicago School of Professional Psychology” located next to the Building entrance.  The exact size, coloring, materials, design and lettering of such plaque shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s sole discretion.  All costs associated with installing, maintaining and removing such signage will be at Tenant’s sole cost and expense.  The signage rights granted to Tenant under this Section 11 are personal to Tenant, shall not be transferable in the event of any assignment, subletting or other transfer of Tenant’s interest in this Lease and shall be in effect only during such times that Tenant occupies at least one (1) full floor of the Building.

12.       Supplemental HVAC.  Tenant’s use of the supplemental HVAC unit serving the Third Floor Premises shall be separately metered for electricity and condenser water use (by E-Mon D-Mon meter or otherwise) and the actual cost incurred by Landlord with respect to such electricity and condenser water shall be paid by Tenant within fifteen (15) days of receipt of an invoice from Landlord therefor.  Tenant’s use of such supplemental HVAC shall not be subject to the after-hours HVAC charges set forth in the third sentence of Section 10.2 of the Lease

13.       Brokers.  Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Third Amendment other than CB Richard Ellis, Inc., which has acted as Landlord’s broker, and Stone-Miller, which has acted as Tenant’s broker.  Tenant and Landlord shall each indemnify the other party against all costs, expenses, attorneys’ fees, and other liability for any commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

14.       Time of the Essence.  Time is of the essence with respect to Tenant’s execution and delivery of this Third Amendment to Landlord.

15.       Binding Effect.  Except as modified by this Third Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Third Amendment, shall be binding upon the parties hereto, their successors and assigns.  This Third Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant.

16.       Ratification of Lease.  All of the terms and provisions of the Lease, as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.

[Remainder of page left intentionally blank]

EXECUTED as of the day and year first above written.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

	By:	617 Partners, LP, a Colorado
limited partnership
		Its:	Manager

		By:	AVF Management, LLC,
a Colorado limited liability company
			Its:	General Partner

By:
Name:
			Title:	Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By:
Name:
Title:

EXHIBIT A

DEPICTION OF THIRD FLOOR PREMISES

[attached]

A-1

EXHIBIT B

THIRD FLOOR EFFECTIVE DATE MEMORANDUM

LANDLORD:	617 7th STREET ASSOCIATES, LLC

TENANT:	CYBERDEFENDER CORPORATION

THIRD AMENDMENT DATE:	July , 2010

THIRD FLOOR PREMISES:	617 West 7th Street, Third Floor

The “Third Floor Effective Date” under the Third Amendment is hereby established as                             .

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

	By:	617 Partners, LP, a Colorado
limited partnership
		Its:	Manager

		By:	AVF Management, LLC,
a Colorado limited liability company
			Its:	General Partner

By:
Name:
			Title:	Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By:
Name:
Title:

B-1

EXHIBIT C

WORK LETTER

This Work Letter (the “Third Floor Work Letter”) constitutes part of the Third Amendment to Lease dated as of July     , 2010 between 617 7th STREET ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and CYBERDEFENDER CORPORATION, a California corporation (“Tenant”).

1.         Work Letter.  This Third Floor Work Letter sets forth the terms and conditions relating to the construction of the Third Floor Improvements (defined below) to be performed in the Third Floor Premises by Landlord.  Except as otherwise set forth in this Third Floor Work Letter, Landlord shall construct the Third Floor Improvements at Landlord’s sole cost and expense.

2.         Third Floor Improvements.  The improvements described on the detailed space plan attached hereto as Exhibit C-1 (the “Space Plan”) are hereinafter called the “Third Floor Improvements”.

3.         Governmental Requirements.  If Landlord determines at any time that changes in the Third Floor Improvements are required as a result of Laws, or are required at the insistence of any governmental entity or agency whose approval may be required with respect to the Third Floor Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (a) advise Tenant of such circumstances and (b) cause revised plans reflecting such changes to be prepared and submitted to Tenant for Tenant’s information.  Tenant shall not have the right to disapprove any such changes necessitated by applicable Laws or as a condition of any required governmental approvals or consents or as a result of unanticipated conditions, but to the extent Tenant identifies to Landlord any concerns arising out of any such requirements, conditions or changes described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Third Floor Improvements that might minimize or avoid the effects of such Laws, conditions or changes, it being understood and agreed that in no event shall any delays caused by any such changes (including any changes to address Tenant’s concerns regarding any such requirement, condition or change in Landlord’s sole discretion) be considered Tenant Delays hereunder.

4.         General Contractor.  Landlord shall have the right to select the general contractor and all subcontractors used in connection with the construction of the Third Floor Improvements.  Landlord shall independently retain the general contractor to construct the Third Floor Improvements.  Landlord shall endeavor to provide Tenant with its estimated construction schedule for the Third Floor Improvements which shall include, without limitation, the estimated date of early access pursuant to Section 8 of this Third Floor Work Letter.  Landlord shall further endeavor to notify Tenant’s Construction Liaison (defined below) by email or by telephone at least twenty-four (24) hours in advance of any construction status meeting, and Tenant’s Construction Liaison shall be permitted, but not required, to attend any such construction status meetings.  “Tenant’s Construction Liaison” shall be Kevin Harris whose telephone number is (213) 689-8631 x127 and email address is kevin@cyberdefender.com.  Tenant may not change Tenant’s Construction Liaison without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Landlord’s efforts to notify Tenant of the estimated construction schedule (including, without limitation, the estimated date of early access pursuant to Section 8 of this Third Floor Work Letter) and construction status meetings as set forth above shall be as an accommodation only, and Landlord shall have no liability if it fails to give Tenant notice of any such schedule (or changes thereto) or meetings.

5.         Default.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to continue constructing the Third Floor Improvements during the continuance of an uncured default under the Lease, and Landlord’s obligation to do the same shall only resume when and if such default is cured.  Any delay resulting from Landlord discontinuing the construction of the Third Floor Improvements during the continuance of an uncured default by Tenant under the Lease shall be a Tenant Delay (as defined below).

6.         Tenant Delay.  If Landlord is delayed in the performance of the Third Floor Improvements as a result of the acts or omissions of Tenant or Tenant’s Agents including, without limitation, changes requested by Tenant to the Space Plan and/or the Third Floor Improvements, Tenant’s failure to comply with any of its obligations under the Lease or this Third Floor Work Letter, the specification of any materials or equipment with long lead times or the inclusion in the Third Floor Improvements of specialty improvements with construction times longer than those for standard office improvements (each such delay, a “Tenant Delay”), the Third Floor Improvements shall be deemed to be substantially completed on the date that Landlord could reasonably have been expected to have substantially completed the Third Floor Improvements absent any such delay.  Tenant shall be responsible for all costs reasonably incurred by Landlord as a result of a Tenant Delay or any changes requested by Tenant to the Space Plan and/or the Third Floor Improvements.

7.         Cleaning.  Upon completion of the Third Floor Improvements, Landlord shall clean the Third Floor Premises at Landlord’s sole cost and expense prior to delivery of the Third Floor Premises to Tenant.

8.         Early Access.  So long as such early access does not interfere with Landlord’s construction of the Third Floor Improvements, Tenant and Tenant’s agents shall have the right to access the Third Floor Premises approximately two (2) weeks prior to the substantial completion thereof for the purpose of installing its furniture, equipment, data, telecommunications systems and trade fixtures or otherwise preparing the Third Floor Premises for occupancy.  Such access shall be subject to all of the terms of the Lease except the obligation to pay Base Monthly Rent or Common Operating Expenses with respect to the Third Floor Premises only.  To the extent the substantial completion of the Third Floor Improvements shall be delayed as a direct result of Tenant’s activities in the Third Floor Premises during such early access, such delay shall be deemed a Tenant Delay.

9.         Restoration.  If Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease, remove any non-standard improvements to the Third Floor Premises and repair all damage caused by such removal.  If the Third Floor Premises are not so surrendered at the termination of the Lease (as amended hereby), Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Third Floor Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate.

10.       Further Expansions.  This Third Floor Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT C-1 TO THIRD FLOOR WORK LETTER

SPACE PLAN

[attached]